Exhibit 99.1

JONES ENERGY, INC. ANNOUNCES COMPREHENSIVE RESTRUCTURING SUPPORT AGREEMENT WITH FIRST LIEN AND UNSECURED NOTEHOLDERS FOR PREPACKAGED CHAPTER 11 PLAN

Austin, TX — April 3, 2019 — Jones Energy, Inc. (OTCQX: JONE) (“Jones Energy” or “the Company”) today announced that, after engaging in extensive, arm’s-length, good-faith negotiations, it and holders of approximately 84% in principal of the First Lien Notes and approximately 84% in principal of the Unsecured Notes entered into a restructuring support agreement (the “RSA”) on April 2, 2019 that contemplates a comprehensive balance sheet restructuring to be implemented through a prepackaged chapter 11 plan of reorganization(1) (the “Plan”). The Plan will fully equitize the Company’s outstanding funded debt and include fully committed exit financing, strengthening its balance sheet and enhancing financial flexibility going forward.

The parties to the RSA include, among others: (i) Jones Energy, represented by Kirkland & Ellis LLP and Jackson Walker LLP, (ii) an ad hoc group of holders of First Lien Notes, represented by Milbank LLP (the “First Lien Ad Hoc Group”), and (iii) an ad hoc group of holders of First Lien Notes and Unsecured Notes, represented by Davis Polk & Wardwell LLP (the “Crossover Group”).

Jones Energy will continue to operate in the normal course and its business operations will not be disrupted by the restructuring process.  Importantly, the Plan provides for the satisfaction of all trade, customer, employee, and other non-funded debt claims in full, in the ordinary course of business, other than general unsecured claims against JEI and/or Jones Energy Intermediate, LLC (“JEI, LLC”).  Jones Energy continues to have adequate liquidity to meet its financial obligations to vendors, suppliers, royalty owners and employees, and expects to continue making payments to these parties without interruption.

Fully Committed Exit Financing

As part of the RSA, certain consenting parties have agreed to provide, on a committed basis, the Company with an exit financing term loan facility (the “Exit Facility”) on the terms set forth in the term sheet attached to the RSA (the “Exit Facility Term Sheet”). The Exit Facility Term Sheet provides for, among other things, post-emergence financing in the form of a senior secured delayed draw term loan facility in an aggregate principal amount of up to $20 million. Any loans drawn under the Exit Facility will be non-amortizing. The RSA also provides flexibility for the Debtors to obtain alternative exit financing in lieu of the Exit Facility during the chapter 11 process through the Effective Date, in an aggregate principal amount of up to $150.0 million.

To implement the financial restructuring contemplated by the RSA, the Company expects to file voluntary petitions for reorganization pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Court”) on or before April 15, 2019. On April 3, 2019, Jones Energy commenced a solicitation of acceptances of the Plan from holders of claims that are eligible to vote. Jones Energy expects to meet the requirements for confirmation of the Plan and to emerge from bankruptcy shortly after filing.

(1)  As may be amended, modified, or supplemented from time to time and including all exhibits or supplements thereto, The Plan.

Jones Energy will request that the Bankruptcy Court convene a hearing to approve the adequacy of the Disclosure Statement and confirm the Plan on May 6, 2019, subject to the availability of the Bankruptcy Court, and expects to emerge from chapter 11 within two weeks of entry by the Bankruptcy Court of an order confirming the Plan.

Additional information, including court filings and other documents related to the reorganization proceedings, is available on a website administered by the Company’s claims agent, Epiq Corporate Restructuring, LLC, at https://dm.epiq11.com/JonesEnergy.

More detailed information on the restructuring can be found in the RSA, Plan and Disclosure Statement, which are included with the Form 8-K filed with the Securities and Exchange Commission today.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the exploration and development of oil and natural gas properties in the Anadarko basin of Oklahoma and Texas. Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Page Portas

Investor Relations

512-493-4834

ir@jonesenergy.com

Forward-Looking Statements

The information in this press release includes “forward-looking statements.” All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, actions and developments.

These forward-looking statements relate, in part, to (i) the Company’s ability to obtain approval by the Bankruptcy Court of the Plan or any other plan of reorganization, including the treatment of the claims of the Company’s lenders and trade creditors, among others; (ii) the Company’s ability to obtain approval with respect to motions in the Chapter 11 Cases and the Bankruptcy Court’s rulings in the Chapter 11 Cases and the outcome of the Chapter 11 Cases in general; (iii) the length of time the Company will operate under the Chapter 11 Cases; (iv) risks associated with third-party motions in the Chapter 11 Cases, which may interfere with the Company’s ability to develop and consummate the Plan or other plan of reorganization; (v) the potential adverse effects of the Chapter 11 Cases on the Company’s liquidity, results of operations or business prospects; (vi) the ability to execute the Company’s business and restructuring plan; (vii) increased legal and advisor costs related to the Chapter 11 Cases and other litigation and the inherent risks involved in a bankruptcy process; and (viii) other factors disclosed by the Company from time to time in its filings with the SEC, including those described under the caption “Risk Factors” in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law.